[ZEMEX LOGO]



                                NEWS RELEASE FOR
                                IMMEDIATE RELEASE


                           ZEMEX CORPORATION ANNOUNCES
                       FIRST QUARTER 2003 EARNINGS RESULTS


TORONTO, ONTARIO - APRIL 23, 2003 - ZEMEX CORPORATION (NYSE, TSE: ZMX) announced today that net income of $0.01 per share for the first quarter ended March 31, 2003 unchanged from the first quarter of 2002. Revenue increased 35% from $15.0 million in the first quarter of 2002 to $20.2 million in the first quarter of 2003. Of the increase, 73% or $3.8 million was due to acquisitions completed in February and March of 2002. Operating income increased from $100,000 for the first quarter of 2002 to $600,000 for the current year period. Operating income was adversely impacted by operational problems experienced at the Spruce Pine feldspar plant and one time legal expenses associated with settlement of the Hecla Mining litigation.

R. Peter Gillin, President of the Corporation, said, "In general, the industrial minerals business has been steady in most of our product lines and appears to be following seasonal patterns and strengthening into the second quarter." Our aluminum recycling group had a good first quarter continuing the turnaround that began in the third quarter of 2002.

As previously announced, a Special Meeting of Securityholders is scheduled to be held on May 5, 2003 with respect to a proposed Plan of Arrangement. The proposed Plan of Arrangement, if approved by shareholders and optionholders and the court, will result in the acquisition by a controlled affiliate of Cementos Pacasmayo S.A.A. ("Pacasmayo") of all of the outstanding common shares and in-the-money options of Zemex on the basis of a cash price of US$8.80 per share. Pacasmayo is a publicly listed corporation on the Lima Stock Exchange (LSE), Peru and is related to the Hochschild Organization.

Following approval by Securityholders, Zemex will seek court approval. The transaction is expected to be effective May 8, 2003.

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Zemex Corporation (http://www.zemex.com) is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.



For further information, please contact:    Peter Gillin
                                            President and Chief
                                            Executive Officer
                                            416-815-3171

                                            Allen J. Palmiere
                                            Vice President and Chief
                                            Financial Officer
                                            416-365-8091


This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding completion of the acquisition. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.

                                - tables follow -

                                ZEMEX CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                 (All amounts are in thousands of U.S. dollars)

----------------------------------------------------------------------------------------------------------------------------

                                                                            MARCH 31, 2003                December 31, 2002
----------------------------------------------------------------------------------------------------------------------------
                                                                               (unaudited)
ASSETS
CURRENT ASSETS
Cash                                                                             $   3,165                       $     635
Accounts receivable                                                                 12,191                          11,987
Inventories                                                                         17,033                          17,611
Prepaid expenses and other current assets                                              858                             755
Income taxes receivable                                                                  6                               -
Future income tax benefits                                                           1,954                           1,954
----------------------------------------------------------------------------------------------------------------------------
                                                                                    35,207                          32,942

PROPERTY, PLANT AND EQUIPMENT                                                       69,064                          68,715
GOODWILL                                                                             2,787                           2,787
OTHER ASSETS                                                                         1,029                             918
FUTURE INCOME TAX BENEFITS (NON-CURRENT)                                             8,068                           8,068
----------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                     $ 116,155                       $ 113,430
============================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bank indebtedness                                                                $   8,250                       $   6,000
Accounts payable                                                                     4,090                           4,202
Accrued liabilities                                                                  5,854                           5,970
Income taxes payable                                                                     -                             171
Current portion of long term debt                                                      393                             381
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                                                                                    18,587                          16,724

LONG TERM DEBT                                                                      20,342                          20,358
OTHER NON-CURRENT LIABILITIES                                                        2,468                           2,434
FUTURE INCOME TAX OBLIGATIONS                                                        1,518                           1,413
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                                                                                    42,915                          40,929
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SHAREHOLDERS' EQUITY
Common stock                                                                        51,791                          51,644
Retained earnings                                                                   23,396                          23,330
Cumulative translation adjustment                                                   (1,947)                         (2,473)
----------------------------------------------------------------------------------------------------------------------------
                                                                                    73,240                          72,501
----------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $ 116,155                       $ 113,430
============================================================================================================================

Prepared in accordance with Canadian GAAP

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                                ZEMEX CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE THREE MONTHS ENDED MARCH 31
                 (All amounts are in thousands of U.S. dollars,
                      except share and per share amounts)

----------------------------------------------------------------------------------------------------------------------------

                                                                                                     2003            2002
----------------------------------------------------------------------------------------------------------------------------
                                                                                                       (unaudited)
NET SALES                                                                                        $ 20,217        $ 14,973
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COSTS AND EXPENSES
Cost of goods sold                                                                                 14,665          10,606
Selling, general and administrative                                                                 3,393           2,728
Depreciation, depletion and amortization                                                            1,599           1,511
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                                                                                                   19,657          14,845
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OPERATING INCOME                                                                                      560             128
----------------------------------------------------------------------------------------------------------------------------

Interest income                                                                                         4              31
Interest expense                                                                                     (261)           (214)
Other, net                                                                                            (20)              4
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                                                                                                     (277)           (179)
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INCOME (LOSS) BEFORE PROVISION FOR (RECOVERY OF) INCOME TAXES                                         283             (51)
Provision for (recovery of) income taxes                                                              217            (101)
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NET INCOME                                                                                       $     66        $     50
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NET INCOME PER SHARE
     BASIC                                                                                       $   0.01        $   0.01
     DILUTED                                                                                     $   0.01        $   0.01
============================================================================================================================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
     BASIC                                                                                      7,900,318       7,921,320
     DILUTED                                                                                    7,910,672       7,959,990
============================================================================================================================

Prepared in accordance with Canadian GAAP

                                ZEMEX CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE THREE MONTHS ENDED MARCH 31
                 (All amounts are in thousands of U.S. dollars)

----------------------------------------------------------------------------------------------------------------------------

                                                                                            2003                   2002
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                                $    66                $  50
 Adjustments to reconcile net income to net cash flows from
   operating activities
     Depreciation, depletion and amortization                                                1,599                1,511
     Increase (decrease) in future income tax obligations                                      105                   (1)
     Gain on sale of assets                                                                    (25)                   -
     Increase in other assets                                                                 (118)                (266)
     Increase in other non-current liabilities                                                  34                    1
     Changes in non-cash working capital items                                                (134)              (1,579)
----------------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                                          1,527                 (284)
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CASH FLOWS FROM INVESTING ACTIVITIES
     Additions to property, plant and equipment                                             (1,613)              (1,172)
     Acquisitions, net of cash acquired                                                          -              (14,706)
     Proceeds from sale of assets                                                               86                    4
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Net cash used in investing activities                                                       (1,527)             (15,874)
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CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase  in bank indebtedness                                                      2,250               16,000
     Net decrease in long term debt                                                             (4)                (106)
     Issuance of common stock                                                                  147                  115
     Purchase of common stock                                                                    -                    -
----------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                                    2,393               16,009
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EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                        137                   (2)
----------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                                              2,530                 (151)

CASH AT BEGINNING OF PERIOD                                                                    635                  532
----------------------------------------------------------------------------------------------------------------------------

CASH AT END OF PERIOD                                                                      $ 3,165               $  381
============================================================================================================================

Prepared in accordance with Canadian GAAP